UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 15, 2011

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 15, 2011, Jazz Pharmaceuticals, Inc. (the “Company”) entered into a Master Services Agreement (the “Master Services Agreement”) with CuraScript, Inc. (“CuraScript”) and Express Scripts Specialty Distribution Services, Inc. (“Express Scripts”), an affiliate of CuraScript, pursuant to which, Express Scripts and CuraScript, subject to certain limitations, provide exclusive distribution and other customer support services to the Company related to the sale and marketing of Xyrem in the United States. Under the Master Services Agreement, the Company is billed monthly for the services performed by Express Scripts and CuraScript. The Master Services Agreement expires on June 30, 2015, subject to automatic two-year extensions thereafter until either party provides notice to the other of its intent to terminate the agreement at least 120 days prior to the end of the term. The foregoing is only a brief description of the material terms of the Master Services Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Master Services Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2011. Reference is made to Item 1.02 below with respect to the Company’s relationship with Express Scripts and CuraScript.

Item 1.02.	Termination of a Material Definitive Agreement.

Reference is made to the description set forth under Item 1.01 above with respect to the Master Services Agreement, which is incorporated into this Item 1.02 by reference. Upon execution of the new Master Services Agreement, the existing Master Services Agreement (the “Prior Master Services Agreement”) dated as of May 6, 2008, as amended, between the Company, Express Scripts and CuraScript was terminated. Prior to the parties’ entry into the Master Services Agreement, Xyrem was distributed through Express Scripts and CuraScript under the Prior Master Services Agreement. There are no material changes to the rights and obligations of the parties between the Master Services Agreement and the Prior Master Services Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel
and Corporate Secretary

Date: April 19, 2011